ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                        OF PATHOBIOTEK DIAGNOSTICS, INC.,
                               A TEXAS CORPORATION


1.       The Name of the Corporation is Pathobiotek Diagnostics, Inc.

2.       The Articles of Incorporation are hereby amended as follows:

         a. Article one is amended to read: The name of the corporation shall be changed to: ATNG, INC.

         b.       Article four is amended to read:

         The authorized common stock of the corporation shall be 100,000,000 common shares at $.0001 par value per share.

         Article four is amended to add the following: $.001

     "Reverse Stock Split. Each share of the Corporation's Common Stock, no par value, issued and outstanding immediately prior to September 14, 2001 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a revers stock split (the "Reverse Stock split"), into a fraction thereof of 1/40 of a share of the Corporation's outstanding Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the September 14, 2001 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the September 14, 2001, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person


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shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the September 14, 2001, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law." No shareholder shall be reduced to less than 10 shares.

3. The Amendments to the Articles of Incorporation were adpoted by the shareholders on July 16, 2001.

4. The number of common shares issued and outstanding on July 16, 2001 was 19,855,654 and 19,855,654 common shares were entitled to be voted upon the amendments to the Articles of Incorporation. Common is the sole class of shares outstanding.

5. The number of common shares voted for the amendments were 13,836,079, and no shares were voted against the Amendments. Common was the sole class of shares outstanding.

6. A pro rata reduction (reverse split) of the common shares issued and outstanding on July 16, 2001 was approved on a ratio of one new share for forty shares previously outstanding as of July 16, 2001, except no shareholder shall be reduced to less than ten shares.

7.       Stated Capital is amended to $10,000.

         These Articles of Amendment have been executed this _____ day of October 2001 on behalf of the corporation by the undersigned officer.

                                          PATHOBIOTEK DIAGNOSTICS, INC.



                                          By: ________________________________